Exhibit 99.1

INVESTORS REAL ESTATE TRUST
PO Box 1988 • 12 South Main Street Minot, North Dakota 58702-1988 701.837.4738 phone 701.838.7785 fax info@iret.com email	PRESS RELEASE DATE: April 22, 2004 CONTACT: Michelle R. Saari WEBSITE: www.iret.com NASDAQ/NMS: IRETS

FOR IMMEDIATE RELEASE:

INVESTORS REAL ESTATE TRUST PRICES OFFERING OF 8.25%
SERIES A CUMULATIVE REDEEMABLE PREFERRED SHARES

MINOT, North Dakota — April 22, 2004 — Investors Real Estate Trust (NASDAQ: IRETS), announced the pricing of its public offering of 1,150,000 shares (including 150,000 shares purchased under an underwriters’ over-allotment option granted by Investors Real Estate Trust (“IRET”)) of its 8.25% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest at $25.00 per share. Distributions on the Series A Preferred shares are cumulative, will accrue from and including the date of initial issuance and are payable quarterly in arrears, beginning June 30, 2004. The Company may redeem the Series A Preferred Shares beginning April 26, 2009 (or, under limited circumstances intended to preserve IRET’s status as a real estate investment trust, on an earlier date), in whole or in part, for cash at $25.00 per share plus accrued and unpaid distributions, if any, to and including the redemption date. The Series A Preferred Shares have no maturity date and will remain outstanding indefinitely unless redeemed. The offering is expected to close on April 26, 2004, subject to customary closing conditions.

IRET will receive estimated proceeds of $27,671,875 (including the proceeds received from the Series A Preferred Shares issued pursuant to the over-allotment option) after underwriting commissions of $0.9375 per share, but before other expenses of the offering. IRET will contribute the net proceeds of the offering to its operating partnership, IRET Properties, a North Dakota Limited Partnership, to use for the acquisition, development, renovation, expansion or improvement of income-producing real estate properties.

D.A. Davidson & Co. was the book running manager of the offering.

A registration statement relating to this offering was filed with the Securities and Exchange Commission and is effective. This press release does not constitute an offer to or a solicitation of an offer to buy the Series A Preferred Shares, nor shall there by any sale of the Series A Preferred Shares in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering of the Series A Preferred Shares will be made solely by means of a prospectus supplement and the accompanying prospectus, copies of which may be obtained from D.A. Davidson & Co.: ATTN: Syndicate Department, 8 Third Street North, Great Falls, MT 59401.

About Investors Real Estate Trust:

IRET is a self-advised equity real estate investment trust and its business consists of owning and operating income-producing multi-family and commercial residential properties located primarily in the upper Midwest states of Minnesota and North Dakota. Investors Real Estate Trust is based in Minot, North Dakota, and has an additional office in Minnetonka, Minnesota.

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